CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (this “Agreement”), dated as of February 17, 2024 (the “Effective Date”), is between Secure Identity, LLC (“CLEAR”), a Delaware limited liability company, having its offices at 85 Tenth Avenue, 9th Floor, New York, New York 10011, and Matthew Levine (“Consultant”) (each a “Party,” and collectively the “Parties”).

NOW THEREFORE, in consideration of the premises, mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Nature of the Agreement. This Agreement sets forth the terms and conditions under which Consultant shall provide consulting services to CLEAR as set forth in Schedule A (the “Consulting Services”).
2.Term.
(a)This Agreement shall be effective as the Effective Date and shall continue for a three (3) month period, unless earlier terminated in accordance with this Agreement or extended in order for Consultant to complete the Consulting Services (the “Term”).
(b) This Agreement may be terminated by either Party prior to the end of the Term as follows: (i) in the event that the other Party defaults or breaches in the performance of a material obligation of such Party under this Agreement, and such default is not cured within five (5) days after receipt of written notice from the non-breaching Party describing the nature of the default; (ii) if the other Party files a petition for protection under the bankruptcy laws or such a petition is filed against it and such petition is not dismissed within sixty (60) days of the filing date; (iii) if the other Party becomes insolvent or makes an assignment for the benefit of its creditors pursuant to any bankruptcy law; (iv) a receiver is appointed for the other Party or its business; (v) by mutual written consent of the Parties; or (vi) immediately upon notice without cause, provided that should CLEAR terminate the agreement without cause pursuant to (vi) it will remain obligated to pay Consultant the remaining Fees set forth in Schedule A.
3. Fees. The fees for the Consulting Services are as set forth in Schedule A.
4.Warranties and Representations. Each Party represents and warrants that, to the best of its knowledge (i) if it is a corporation or limited liability company, it has full right, power and authority to enter into and perform this Agreement in accordance with its bylaws and certificate of incorporation or LLC operating agreement; (ii) the execution, delivery and performance of this Agreement do not conflict with, or constitute a default under any covenant, agreement, judgment, law, order or contract to which the Party is subject; and (iii) it will comply with all state and local laws and regulations in performing its duties and obligations under this Agreement. Consultant represents and warrants that it shall: (i) carry out the terms and conditions of this Agreement to the best of its ability, in a professional manner and in a manner that is in material compliance with applicable federal and state laws and regulations, and (ii) use all commercially reasonable efforts to satisfy its obligations hereunder.
5.Work Product. All copyrights, patents, trade secrets, trademarks, domain names or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship paid for by CLEAR, developed or created on or using CLEAR property, or developed or created by Consultant (or its employees) during the course of performing work for CLEAR, its clients or customers (collectively, the “Work Product”) shall belong exclusively to CLEAR and shall, to the extent possible, be considered a work made by Consultant (or its employees) for hire for CLEAR within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Consultant (or its employees) for hire for CLEAR, Consultant (on its own behalf and on behalf of its employees) agrees to assign, and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Consultant (and each of its employees) may have in such Work Product. Upon request of CLEAR at any time before or after termination, Consultant shall take (and shall cause each of its employees to take) such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Upon request (including after termination), Consultant will (and will cause each of its employees to) execute assignments and take any action that CLEAR may request to secure patents or otherwise secure its proprietary rights in inventions, discoveries, devices, developments, improvements, and ideas including, but not limited to, assignments for Consultant’s (and each of its employee’s) entire right, title and interest in and to said inventions, and the patent applications and letters patent therefore in and for all countries throughout the world. Consultant shall be responsible for the compliance by its current and former employees with this provision. The obligations in this Section 5 shall be binding upon Consultant’s assigns, executors, administrators and other legal representatives. CLEAR shall have the right to obtain injunctive relief for violation of the terms of this Section 5 and the terms of this Section 5 shall survive the term of this Agreement.
6.Limitations of Liability. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. The limitations specified in this Section 6 will survive and apply even if any limited remedy specified in this Agreement is found to have failed its essential purpose.
7.Confidentiality. Each Party agrees that all information concerning the other Party, including without limitation contracts, draft contracts, business and financial data, customer information, e-mail addresses, vendor lists, pricing and sales information, business methods and plans, patents and trade secrets, software, any and all other forms of proprietary intellectual property and all employee information, and other business materials provided by CLEAR to Consultant, and the terms of this Agreement (“Confidential Information”), shall remain strictly confidential and shall not be disclosed without prior written consent to any third parties, with the sole exception of accountants, attorneys, and employees with a reasonable need-to-know and on a confidential basis, or pursuant to valid legal process, of which the Party subject to process shall promptly notify the other Party, and cooperate in any attempt by, and at the expense of, the other Party to oppose said process. Confidential Information shall not include information that is or becomes through no direct or indirect breach of this Agreement widely known to the general public.
8.Indemnification. CLEAR agrees to indemnify Consultant to the fullest extent permitted by law for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, settlements, penalties, reasonable costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses reasonably incurred in investigation, preparing, defending or settling the foregoing) incurred by Consultant by reason of any act or omission performed or omitted by Consultant and arising in connection with the Services as performed in good faith on behalf of CLEAR or any of its affiliates.
9.Force Majeure. Neither Party shall be liable for nonperformance or delay in performance (other than of obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

10.Assignment. CLEAR may assign this Agreement to any acquirer of all or of substantially all of its equity securities, assets or business relating to the subject matter of this Agreement, or to an entity controlled by, controlling or under common control with said Party. Any other assignment or any rights under it shall be a breach of this Agreement and will be void and without effect. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.
11.Dispute Resolution. The Parties shall follow these dispute resolution processes in connection with all disputes, controversies or claims, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or any Attachment or the breach or alleged breach hereof or thereof (hereinafter referred to as "Disputes").  The Parties will attempt to settle all Disputes through good faith negotiations following a written demand to negotiate.  If those attempts fail to resolve the Disputes within forty-five (45) days of the date of the initial written demand to negotiate, either Party may seek any remedy available at law or equity.
12.Notice. Notices under this Agreement shall be deemed duly given upon receipt and sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service with tracking capabilities or mailed, postage or charges prepaid, by certified or registered mail, return receipt requested to a Party at the addresses set forth above
13.Severable. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
14.Waiver. The failure to enforce any provision of the Agreement will not be a waiver of our right to subsequent enforcement of the provision or any other provision of the Agreement.
15.Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
16.Choice of Law. Any disputes arising under the Agreement will be governed by New York law without reference to conflict of law principles. For disputes that cannot be addressed pursuant to Section 11 (“Dispute Resolution”) hereto, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York for such purposes.
17.Survival. Sections 5, 6, 7, 8 and 11 through 18, and any other sections or subsections whose meaning requires them to survive, and any accrued payment obligations and, except as otherwise expressly provided herein, any right of action for breach of this Agreement prior to termination, shall survive any termination of this Agreement. Furthermore, upon termination or expiration of this Agreement, the obligations hereunder not designated as surviving shall immediately cease.
18.Nondisparagement. Each party agrees that during the Term and for one year thereafter such party will not maliciously defame, publicly criticize or publish or communicate, either verbally or otherwise, any Disparaging (as defined below) remarks, comments or statements regarding, the other or any affiliate thereof (including their investors, current or former partners, officers, directors, shareholders, members or employees). “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
19.Independent Contractor. Consultant agrees that it is an independent contractor and that it is not entitled to and shall not claim any of the rights, privileges or benefits of an employee of CLEAR or any of its affiliates (collectively, the “Company”). Consultant understands that it will not receive any of the rights, privileges and benefits that the Company extends to its employees, including, but not limited to, pension, welfare benefits, vacation, termination or severance pay or other perquisites by virtue of this Agreement or by virtue of Consultant’s provision of services to the Company. Consultant hereby releases any and all right, claim, or interest to any privileges or to any benefit, welfare plan or other employee plans or perquisites, including but not limited to pension, welfare benefits, vacation or termination pay, provided by, or on behalf of, the Company to its employees. Consultant will be solely responsible for payment and withholding of all income, employment and other taxes. Consultant acknowledges and agrees that upon effectiveness of this agreement, all awards scheduled to vest after the Effective Date will be immediately forfeited. Consultant acknowledges that as an independent contractor it cannot bind CLEAR to any contract or other commitment.
20.No Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties hereto.
21.Complete Agreement. This Agreement (including any Schedule(s) hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, documents, agreements and prior course of dealing, except for any employment related agreements, including, but not limited to any team member agreement. This Agreement shall not be effective until signed by all Parties. No amendment or modification to this agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.
SECURE IDENTITY, LLC        CONSULTANT

/s/ Kenneth Cornick        /s/ Matthew Levine
Name: Kenneth Cornick        Matthew Levine
Title:     President & CFO

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